Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
CONFIDENTIAL
UMBRELLA AGREEMENT
    This Umbrella Agreement (“Umbrella Agreement”) is dated as of October 7, 2022 (the “Effective Date”) and is entered into by and between DELTA AIR LINES, INC., a Delaware corporation located at 1030 Delta Boulevard, Atlanta, GA 30354-1989 (“Delta”) and JOBY AERO, INC., a Delaware corporation located at 2155 Delaware Avenue, Suite 225, Santa Cruz, CA 95060 and JOBY AVIATION, INC., a Delaware corporation (Joby Aero, Inc. and Joby Aviation, Inc., collectively referred to herein as “Joby”). Delta and Joby are collectively referred to as the “Parties” and each individually is a “Party.”
RECITALS
    WHEREAS, Joby is developing electric vertical takeoff and landing aircraft (“eVTOL”) with the intent of using such eVTOLs to provide air passenger transportation;
    WHEREAS, Delta is a global airline based in the United States that connects air passengers across its expansive global network;
WHEREAS, pursuant to this Umbrella Agreement, the Parties intend to develop a premium, seamless “Home to Seat” airport transportation service that Joby will offer to Delta passengers in select markets through the use of Joby’s eVTOL aircraft;
WHEREAS, pursuant to this Umbrella Agreement, Delta and Joby will collaborate to ensure reliable and safe operation of the “Home to Seat” service, including in the areas of safety, security, maintenance, routing, flight operations, customer experience, customer care, and aviation technology, and desire to find additional areas of collaboration; and
WHEREAS, the Parties wish to memorialize the overall strategic relationship described in these Recitals through this Umbrella Agreement and related Ancillary Agreements (collectively, the “Program”).
    NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
AGREEMENT
1.CERTAIN DEFINITIONS. Capitalized terms shall have the meanings set forth in this Section 1 or as otherwise set forth in this Umbrella Agreement.
1.1“Affiliate” means, with respect to Joby or Delta, any Person that, directly or indirectly, is Controlled by, Controls or is under common Control with Joby or Delta, respectively.
1.2“Airport Revenue” means [*****] revenue actually received by Joby or any of its Affiliates (excluding (i) [*****], and (ii) [*****] for any air passenger transportation (including [*****]) to or from an airport where Joby or its Affiliates offer transportation services, less any revenue which may have been recognized but is related to [*****].

[*****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL
1.3“Ancillary Agreements” has the meaning set forth in Section 2.2 of this Umbrella Agreement.
1.4“API” means application programming interface and accompanying or related documentation, source code, tools, executable applications, libraries, subroutines, widgets, and other materials.
1.5“Background IP” means any and all Intellectual Property Rights owned or Licensable by a Party or its Affiliates which rights are either: (a) developed, conceived, obtained, or acquired prior to the Effective Date; or (b) developed, conceived or acquired independently of performance of obligations under this Umbrella Agreement and without reference to or use of the other Party’s Confidential Information.
1.6“Business Day” means a day other than a Saturday, Sunday or public or bank holiday in New York, New York.
1.7“Change of Control” with respect to a Party means the occurrence of any of the following (x) any Person or two or more Persons acting as a group, and any Affiliates of such Person or Persons who did not already Control such Person (each, a “Change of Control Group”) acquires, directly, or indirectly through acquisition of Control of a Party or a Party’s direct or indirect parent, in one or more transactions or series of transactions, more than 50% of the Party’s economic interest, voting rights or the power to elect a majority of such Party’s board of directors or the equivalent, (y) such Party sells all or substantially all of its assets (including for purposes of this determination, assets of the entity’s subsidiaries) to any unrelated Person not an Affiliate or (z) such Party merges with or consolidates into any unrelated Person not an Affiliate of such Party and, following such merger, the members or shareholders immediately prior to such merger or consolidation no longer hold more than 50% of the surviving entity’s economic interest, voting rights or the power to elect a majority of such surviving entity’s board of directors or the equivalent.
1.8“Commercial Launch” means the date on which the “Home to Seat” service first becomes available for booking by Delta passengers at the first Priority Airport.
1.9“Common Joint IP” has the meaning set forth in Section 8.2(c) of this Umbrella Agreement.
1.10“Confidential Information” means any and all technical and non-technical information a Party or any of its Affiliates provides to the other Party or any of its Affiliates hereunder that is marked or otherwise identified at the time of disclosure as confidential or proprietary, or that would reasonably be expected to be confidential or proprietary based on the nature of the information or the context of its disclosure, including information pertaining to Intellectual Property Rights, inventions, know-how, ideas, designs, drawings, models, schematics, sketches, bills of material, procurement information, customer lists, vendor lists, employee and contractor information, techniques, processes, algorithms, formulae, source code, technical documentation, specifications, plans or any other information relating to any current, future, or proposed products, technologies, or services, research projects, works in process, future development, scientific, engineering, manufacturing, marketing or business plans, prospects, financial information and financial projections, and personnel matters relating to a Party or any of its Affiliates or their present or future products, sales, suppliers, customers, employees, investors or business, whether in written, oral, graphic or electronic form, and including any and all analyses, notes, compilations, studies,

CONFIDENTIAL
interpretations or other documents prepared by a Party or any of its Affiliates which contain, are based upon, or otherwise reflect such information, in whole or in part.
1.11“Control” or “Controlled” for purposes of the definition of Affiliate means the possession, direct or indirect, of the power to direct or cause the direction of the management or day-to-day affairs of a Person, whether by ownership of voting securities, by contract or otherwise.
1.12“Delta” has the meaning set forth in the preamble to this Umbrella Agreement.
1.13“Delta-Driven Bookings” means bookings on Joby eVTOLs or with Joby or its Affiliates within the Territory by customers who [*****]. Notwithstanding the foregoing, any booking on Joby eVTOLs made [*****] shall explicitly be excluded from this definition of Delta-Driven Booking.

1.14“Delta Field” means the Delta Services Platform, the Delta Third Party Integration Platform, and the Joint API Definition.
1.15“Delta-Owned Joint IP” has the meaning set forth in Section 8.2(b) of this Umbrella Agreement.
1.16“Delta-Owned Sole IP” has the meaning set forth in Section 8.1(a) of this Umbrella Agreement.
1.17“Delta Partner” any other airline with a codeshare, joint venture or alliance relationship with Delta, or any regional airline with which Delta from time to time contracts as part of its Delta Connection carrier program under a capacity purchase or similar arrangement.
1.18“Delta Service” means Delta’s Part 121 or Part 135 (if any) air transportation services, including such services as dispatching, routing, and cargo but excluding eVTOLs used on, with, or for the foregoing.
1.19“Delta Services Platform” means Delta’s proprietary Technology for providing the Delta Service.
1.20“Delta Third Party Integration Platform” means Delta’s proprietary Technology that facilitates third parties to interoperate with the Delta Services Platform, including the implementation of any API member functions by the Delta Third Party Integration Platform. Delta Third Party Integration Platform includes software development kits (SDKs) and other developer tools specifically for the Delta Services Platform to enable third parties to integrate with, onboard onto, and operate on the Delta Service Platform, even if such SDKs or other development tools are deployed or executed outside of the Delta Services Platform or Delta Third Party Integration Platform.

1.21“Disqualified Individual” means a Person (a) convicted of a crime constituting a felony under the laws of any state, district or other jurisdiction of the United States of America or its territories, or (b) that is a “bad actor” as described in Rule 506(d) promulgated under the Securities Act of 1933.

1.22“Effective Date” has the meaning set forth in the preamble to this Umbrella Agreement.

[*****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL

1.23“eVTOL” has the meaning set forth in the recitals to this Umbrella Agreement. For the avoidance of doubt, eVTOL shall not include any [*****], or [*****].

1.24“Exclusivity Period” means the period commencing on the Effective Date and continuing through the fifth anniversary of the date of the Commercial Launch of Joby’s eVTOL service; provided that, the Parties may mutually elect to extend such period (i) for one (1) [*****] term, and (ii) thereafter to extend for one (1) additional [*****] term, which each such election shall be set forth in a writing executed by both Parties prior to the termination of the Exclusivity Period or any mutually elected additional term.
1.25“Feedback” means any suggestion, comment, or idea, provided by a Party or its Affiliates to the other Party or its Affiliates, for improving or modifying the receiving Party’s actual or planned products, services, or Technology; provided, however that Confidential information, Background IP and Foreground IP are expressly excluded from “Feedback.”
1.26“Force Majeure” means any cause, event, occurrence or circumstance beyond the reasonable control of such Party preventing such Party from performing under this Umbrella Agreement including the following (or the consequences of the following) to the extent beyond the reasonable control of such Party: an act of God, pandemic, epidemic, fire, flood, earthquake, hurricane, tornado or other natural disaster, war, invasion, uprising, insurrection, civil unrest, terrorism, boycott, blockade, embargo, strike or other labor or industrial slowdown, shortage and material supply chain dysfunction including shortages of fuel or electricity.
1.27“Foreground IP” means any Intellectual Property Rights that are developed by or on behalf of a Party or its Affiliates in performing their obligations under this Umbrella Agreement.
1.28“GAAP” means United States generally accepted accounting principles consistently applied.
1.29“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to federal, state, tribal, provincial, local, or foreign, international, multinational, or other governmental or political subdivision thereof, including any department, commission, board, agency, bureau, official, or other instrumentality or other regulatory, administrative, or judicial authority thereof, or any quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.
1.30“Improvement” means, with respect to Intellectual Property Rights, any modification, derivative work, enhancement, or improvement to such Intellectual Property Rights.
1.31“Intellectual Property Rights” means all past, present, and future rights of the following types under the Laws of any jurisdiction worldwide: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, mask work rights, design rights, and moral rights, and any and all related registrations and applications for registration; (b) copyrights and rights in information, data, databases and data collections; (c) rights in Trade Secrets; and (d) rights in Patents; except “Intellectual Property Rights” excludes Trademarks.
[*****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL
1.32“Joby” has the meaning set forth in the preamble to this Umbrella Agreement.
1.33“Joby eVTOL” means any vertical takeoff and landing aircraft designed, manufactured, and produced by or on behalf of Joby or any of its Affiliates.
1.34“Joby Field” means the Joby Services Platform, the Joby Third Party Integration Platform, and the Joint API Definition.
1.35“Joby-Owned Joint IP” has the meaning set forth in Section 8.2(b).
1.36“Joby-Owned Sole IP” has the meaning set forth in Section 8.1(b).
1.37“Joby Service” means the provision of passenger air transportation, as well as associated logistics services, using Joby eVTOLs.
1.38“Joby Services Platform” means Joby’s proprietary Technology for providing the Joby Service.
1.39“Joby Third Party Integration Platform” means Joby’s proprietary Technology that facilitates third parties to interoperate with the Joby Services Platform, including the implementation of any API member functions by the Joby Third Party Integration Platform. Joby Third Party Integration Platform includes SDKs and other developer tools specifically for the Joby Services Platform to enable third parties to integrate with, onboard onto, and operate on the Joby Services Platform, even if such SDKs or other development tools are deployed or executed outside of the Joby Services Platform or Joby Third Party Integration Platform.
1.40“Joint API Definition” means the definition or specification of the API used between the Delta Third Party Integration Platform and the Joby Third Party Integration Platform. The Joint API Definition does not include the implementation of any API member functions by either the Delta Third Party Integration Platform or the Joby Third Party Integration Platform.
1.41“Joint Development Plan” has the meaning set forth in Section 8.2(d).
1.42“Jointly-Owned IP” has the meaning set forth in Section 8.2(e).
1.43“Law” means any statute, law or ordinance in any jurisdiction, or any rule, directive, regulation, or order of any Governmental Authority.
1.44“Liabilities” means losses, demands, damages, claims, liabilities, interest, awards, actions, or causes of action, suits, penalties, judgments, assessments, fines, settlements, and compromises relating thereto, and all reasonable and documented attorneys’ fees and disbursements and other reasonable third-party fees and expenses in connection therewith.
1.45“Licensable” means the right and ability of a Party to grant a license to Intellectual Property Rights consistent with the scope of the licenses granted by such Party in this Umbrella Agreement or an Ancillary Agreement, without the grant of such license or the exercise of such rights requiring the consent of any third party or resulting in (a) breach of any contractual obligation of such Party or its Affiliate to any third party or restriction by such Party or (b) a payment or other financial obligation by such Party to any third party under an agreement, other than payments or financial obligations owed to (i) Affiliates of such Party or (ii) employees or consultants of such Party.

CONFIDENTIAL
1.46“Party” has the meaning set forth in the preamble to this Umbrella Agreement.
1.47“Patent” means any patent or patent application worldwide of any kind or nature (including industrial designs and utility models that are subject to statutory protection), and any renewals, reissues, reexaminations, extensions, continuations, continuations in part, divisions and substitutions relating to any such patent or patent application, as well as all related counterparts to any such patent and patent application, wheresoever issued or pending anywhere in the world, as well as any patents or patent applications in the same priority chain (i.e., any patent or patent application that claims priority to the same non-provisional patent or patent applications, and all patents from which priority is claimed by the identified patent), and all patents that are subject to a terminal disclaimer that disclaims the term of any such patent beyond the term of any member of the patent family.
1.48“Person” means any individual, general partnership, limited partnership, limited liability company, limited liability partnership, joint venture, firm, corporation, association, incorporated organization, unincorporated organization, trust or other enterprise, or any Governmental Authority.
1.49“Personnel” means, with respect to a Person, the employees, directors, officers, representatives, agents, and contractors of such Person.
1.50“Priority Airports” means the major commercial airports in New York City, Los Angeles, South Florida, the San Francisco Bay Area, and London, including, for example only, [*****].

1.51“Program” has the meaning set forth in the recitals to this Umbrella Agreement.

1.52“Solely-Owned IP” means Delta-Owned Sole IP and Joby-Owned Sole IP.
1.53“Steering Committee” has the meaning set forth in Section 9.2.
1.54“Technology” means machines, algorithms, apparatus, diagrams, inventions (whether or not patentable), invention disclosures, know-how, network configurations and architectures, designs, methods, processes, bills of material, protocols, schematics, specifications, technical data, software, subroutines, techniques, web sites, databases and data collections, any other forms of technology, and confidential or proprietary Trade Secrets, proprietary information, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), information, and data related to or incorporated into any of the foregoing, in each case, whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.
1.55“Territory” means the United States of America, the United Kingdom, and such other countries or territories as may be mutually agreed upon by the Parties from time to time in accordance with this Umbrella Agreement.
1.56“Trade Secrets” means confidential or proprietary trade secrets meeting the definition of a trade secret under the Uniform Trade Secrets Act or other similar legislation or common laws governing protection of trade secrets or confidential information anywhere in the world, including information, know-how, data and databases.
[*****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL
1.57“Trademarks” means trademarks, trade names, corporate names, business names, trade styles, get up, trade dress, product and service names, Internet domain names, words, symbols, devices, designs, service marks, logos, taglines, sounds, or other designation or distinctive sign, or any combinations thereof, other source or business identifiers and general intangibles of like nature, together with goodwill associated therewith, whether registered or unregistered, arising under the laws of any jurisdiction, and registrations and applications for registration with respect to any of the foregoing.
1.58“Umbrella Agreement” has the meaning set forth in the preamble to this Umbrella Agreement.
2.PURPOSE AND SCOPE OF THE PROGRAM
2.1Purpose and Scope. The purpose of the Program is to provide Delta passengers with a seamless, end-to-end, premium “Home to Seat” service to and from Priority Airports and such other airports as the Parties may later agree with digital integration into Delta’s booking flow. In pursuit of such purpose, the Parties seek to develop a long-term strategic relationship, enabling a reliable and safe journey for “Home to Seat” passengers through deep operational collaboration in safety, security, maintenance, routing, flight operations, customer experience, customer care, and aviation technology. Delta and Joby will collaborate on the development and commercial deployment of the “Home to Seat” service pursuant to which the Joby Service will be used to transport passengers of Delta-Driven Bookings to and from Priority Airports within the Territory in accordance with the terms and conditions set forth in this Umbrella Agreement and/or one or more Ancillary Agreements.
2.2Purpose and Structure of this Umbrella Agreement. The purpose of this Umbrella Agreement is to set forth the overall structure of the Program and the general terms and conditions regarding the cooperation of the Parties in connection with the Program. The Parties currently contemplate negotiating in good faith the terms and conditions of the agreements referenced in Sections 4, 5, and 6 below (together with any other agreements entered into by the Parties under this Umbrella Agreement (excluding, for the avoidance of doubt the subscription agreement, registration rights agreement, and warrant agreement of even date herewith) (“Ancillary Agreements”)) related to each aspect of the Program. This Umbrella Agreement is an integral part of all Ancillary Agreements and to the extent any subject covered by this Umbrella Agreement is not otherwise addressed by any respective Ancillary Agreement, the terms set forth in this Umbrella Agreement shall apply. Further, it may be necessary for additional agreements not listed below to be executed throughout the course of the Program, as reasonably determined by the Parties as the need arises (once executed, each such additional agreement shall become an “Ancillary Agreement” as used herein).
2.3Costs and Expenses. Unless separately agreed in writing, each Party agrees that it will be solely responsible for its own costs and expenses in connection with the negotiation, execution and delivery of this Umbrella Agreement and any Ancillary Agreement, and in connection with the performance by such Party of its respective obligations, roles and responsibilities hereunder and thereunder.
3.MUTUAL EXCLUSIVITY
3.1Delta’s Exclusivity Right. During the Exclusivity Period, Delta will be the exclusive Part 121 airline partner for Joby within the Territory except that, subject to Section 3.3 below, Joby may negotiate with respect to, agree to provide and provide substantially similar services to one or more Delta Partners with Delta’s consent. In furtherance, and not in limitation, of the above, Joby shall not, directly

CONFIDENTIAL
or indirectly, and shall cause its Affiliates not to, within the Territory: (i) enter into any commercial, marketing, referral, strategic, or distribution arrangement with another Part 121 airline with respect to any Joby aircraft (including aircraft sales or leases, or contracted flying arrangements or operations) or Joby Services; or (ii) co-brand its aircraft with another Part 121 airline. Notwithstanding the foregoing, and for greater certainty, Joby may continue its ongoing collaboration with JetBlue with respect to carbon credit markets as more fully described in that certain press release dated as of July 13, 2021.
3.2Joby’s Exclusivity Right. During the Exclusivity Period, Joby will be the exclusive eVTOL partner for Delta in the Territory. The restrictions in this Section 3.2, however, do not apply with respect to [*****] aircraft unless [*****].
3.3Right of First Negotiation. If, during the Exclusivity Period, Joby contemplates entering into negotiations with a Delta Partner or another airline to launch air service in any geography outside either the Territory or Japan (such geography, the “ROFN Geography”), Joby will notify Delta in writing of its interest in so entering negotiations with a Delta Partner or another airline in the ROFN Geography (the “ROFN Notice”). Delta (or a joint venture or alliance partner designated by Delta) will have the right of first negotiation with respect to the ROFN Geography. Commencing on the date that Joby notifies Delta of its interest and continuing until the earlier of (x) sixty (60) days after delivery of the ROFN Notice and (y) written notice from Delta (or such joint venture or alliance partner designated by Delta) that it is not interested in commercializing such ROFN Geography (the “ROFN Period”), Joby shall not enter into negotiations or consummate a transaction launching a “Home to Seat” service in a ROFN Geography with any airline other than Delta or a Delta Partner designated by Delta. During the ROFN Period, Joby will engage in exclusive good faith negotiations with Delta or such Delta Partner on terms and conditions for a “Home to Seat” service for such ROFN Geography. If Joby and Delta or such Delta Partner are unable to reach an agreement during the ROFN Period, then Joby may enter negotiations to launch a “Home to Seat” service with any third party with respect to the applicable ROFN Geography. Notwithstanding anything to the contrary set forth herein, both Parties agree they shall not (during the Term) offer a “Home to Seat” service or a substantially similar product or service that incorporates or utilizes any identifiable and protectable Intellectual Property Rights jointly developed by the Parties, except as contemplated by Article 8 below. To the extent the Parties agree on a customer-facing product name for “Home to Seat” branding, both Parties agree that they shall not (and shall cause their respective Affiliates and, with respect to Joby, its joint venture partners, not to) use that name and branding with any other airline or eVTOL partner, as applicable.
3.4Termination of Exclusivity.
(a)Delta may terminate Joby’s right to exclusivity under Section 3.2 if (i) there is a material breach of clauses identified in the Ancillary Agreements as giving a right to terminate such exclusivity, or (ii) in a given metropolitan area within the Territory if (x) Joby is unable to obtain all necessary certifications or regulatory permissions or is otherwise unable to launch the “Home to Seat” service within such metropolitan area within a commercially reasonable time that aligns with Delta’s good faith plans to launch an eVTOL “Home to Seat” service within such metropolitan area, or (y) within [*****] after Commercial Launch, Joby declines to launch in such metropolitan area; provided, however,

[*****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL

that prior to Delta terminating Joby’s right to exclusivity, Delta shall provide written notice to Joby specifying the facts and circumstances for the termination of Joby’s right to exclusivity, and Joby shall have sixty (60) days from receipt of such notice to cure or address any such facts or circumstances to Delta’s reasonable satisfaction; and further provided, however, that the Parties must first attempt to remedy any such facts or circumstances leading to a contemplated termination in good faith through the Steering Committee or the Parties’ respective executives, as provided in Section 9 below.

(b)Joby may terminate Delta’s right to exclusivity under Section 3.1 and right of first negotiation under Section 3.3 if there is a material breach of clauses identified in the Ancillary Agreements as giving a right to terminate such exclusivity; provided, however, that prior to Joby terminating Delta’s right to exclusivity or right of first negotiation, Joby shall provide written notice to Delta specifying the facts and circumstances for the termination of Delta’s right to exclusivity or right of first negotiation, and Delta shall have sixty (60) days from receipt of such notice to cure or address any such facts or circumstances to Joby’s reasonable satisfaction; and further provided, however, that the Parties must first attempt to remedy any such facts or circumstances leading to a contemplated termination in good faith through the Steering Committee or the Parties’ respective executives, as provided in Section 9 below.
4.CX and Product Development Agreement (“Development and Integration Agreement”)
4.1Objectives. The objective of the Development and Integration Agreement is to establish the Parties’ respective roles and responsibilities, digital engineering requirements, and other relevant details pursuant to which Joby and Delta will implement the “Home to Seat” integrated premium service at the Priority Airports, including back-end integrations, data exchange, API endpoints, etc.
4.2Development Phase. This project will begin with a development phase (the “Development Phase”), which will commence prior to or concurrently with the entering into of this Umbrella Agreement. During the Development Phase, the Parties will collaborate in good faith to jointly design and develop the “Home to Seat” service and outline the Parties’ respective roles and responsibilities for both (i) the “north star” embodiment of the “Home to Seat” service (seamless, end-to-end, premium experience for all known Delta-Driven Bookings), as well as (ii) contingency and backup plans in situations where the “north star” embodiment is unachievable or needs to be developed and delivered over time. Schedule 4.2 sets forth certain work groups and processes which are expected to commence during the Development Phase.
4.3Road Map and Work Back Plans. During the Development Phase, the Parties will establish the road map and work back plans to launch the “Home to Seat” service, building off the customer experience journey mapping that the Parties have been collaborating on as of the Effective Date. Activities during this Development Phase will include outlining (i) [*****], (ii) [*****], (iii) [*****], and (iv) [*****]. In addition to the foregoing, the Parties acknowledge the objective of ensuring as many passengers as possible that represent Delta-Driven Bookings receive the “Home to Seat” service regardless of whether they book through Delta, Joby, rideshare, or other third-party booking platforms, and the Parties will work in good faith to accomplish the foregoing.

[*****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL
4.4Definitive Agreement and Implementation Details. Following the Development Phase, but no later than [*****] months prior to the projected Commercial Launch, the Parties will negotiate in good faith and enter into the definitive Development and Integration Agreement setting forth the outstanding implementation details needed for the launch of the “Home to Seat” service. The definitive Development and Integration Agreement is expected to contain, amongst other things, (i) integration responsibilities and core functionality, (ii) integration data handling terms, (iii) integration service level agreements, including minimum API service levels and engineering support services, (iv) additional API license terms, (v) booking functionality and interface development (including collection of Delta traveler and flight information with any Joby airport booking, in order to facilitate the “Home to Seat” service), and (vi) any license of and access to Background IP or Foreground IP that the Parties identify and agree is necessary to develop, refine, test, deliver, and commercialize the “Home to Seat” service.
5.Commercial Deployment Agreement (“Commercial Agreement”)
5.1Objectives. The objective of the Commercial Agreement is to establish the terms and conditions pursuant to which Delta passengers will be able to purchase the “Home to Seat” service and set forth the manner in which Delta would therefrom receive Revenue Share on terms consistent with Section 5.3 of this Umbrella Agreement. The Parties will negotiate in good faith and enter into the definitive Commercial Agreement no later than [*****] months prior to the projected Commercial Launch. The Parties acknowledge and agree that finalization of all terms of the Commercial Agreement is dependent upon further design and development of the “Home to Seat” service product, and the economic, engineering, and technical details thereof, as contemplated in the Development and Integration Agreement set forth above.
5.2Demand and Capacity Forecasting. Based on the Parties’ understanding and circumstances as of the Effective Date, the Parties are targeting an “at scale” volume of 1,000 passengers per day per Priority Airport for the “Home to Seat” service. In order to support Joby’s aircraft allocation decisions and try to ensure adequate capacity is available on a priority basis to service the projected demand for the “Home to Seat” service, Delta will provide Joby with forecasts of the number of Delta customers estimated to travel using the “Home to Seat” service to and from airports where the Parties have launched “Home to Seat” (“Demand and Capacity Forecast”), at such times and under such terms as to be set forth in the Commercial Agreement. The first such Demand and Capacity Forecast for the first year of commercial service will be completed no later than [*****] months prior to the projected Commercial Launch and will subsequently be updated and presented to the Steering Committee (as defined below) quarterly on a rolling 12-month basis (e.g., the [*****] forecast would project demand and capacity from [*****] through [*****]; the [*****] forecast would project demand and capacity from [*****] through [*****]; etc.). In addition, to support the reservation mechanism for the “Home to Seat” service, Delta and Joby will regularly prepare and update non-binding joint capacity forecasts, and a capacity optimization model.
5.3Revenue Share. Delta will be entitled to earn, and Joby will pay to Delta, a revenue share equal to [*****] (the “Revenue Share”) not including any Delta-Driven Booking made [*****]. Delta shall reinvest a portion of the Revenue Share, which shall be in the range of [*****] percent ([*****]%) of the Airport Revenue, toward marketing, acquisition efforts, and promotions for the “Home to Seat” integrated service (the “Reinvestment Share”). Joby shall act as the “merchant of record” for the “Home

[*****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL

to Seat” service, collecting payments from passengers and remitting the corresponding Revenue Share to Delta on a monthly basis in arrears no later than the [*****] calendar day following the end of the calendar month in which the revenue was earned; provided that Joby shall be entitled to net out of such payments [*****]. For clarity, Joby would not be the merchant of record for sales or bookings on Delta-marketed or -operated flights. The Commercial Agreement will give Joby the right, from time to time (but not more than once in any 12-month period) upon ten (10) business days’ written notice, to audit, during normal business hours, Delta’s records relating to fulfillment of its obligations with respect to the Reinvestment Share required by this Section 5.3. Any expenses and costs reasonably incurred by either party in connection with responding to such audit will be borne by Joby.
5.4Revenue Share Audit. The Commercial Agreement will give Delta the right, from time to time (but not more than once in any 12-month period) upon ten (10) business days’ written notice, to audit and copy, during normal business hours, Joby’s records relating to fulfillment of its obligations under the Commercial Agreement, including, but not limited to, calculation of the Revenue Share. Any expenses and costs reasonably incurred by either party in connection with responding to the audit will be borne by Delta.
5.5Insurance. Prior to the date of the Commercial Launch and continuing until the expiration or termination of this Umbrella Agreement, both parties shall maintain insurance levels equivalent to or greater than those set forth in Schedule 5.5 of this Umbrella Agreement.
5.6Market Pricing; Distribution. Joby will have the sole right to establish pricing (and incentives offered by Joby) for the “Home to Seat” service, provided that [*****]. Pricing and customer terms and conditions set forth in the Commercial Agreement will reflect the principle between the Parties that [*****]. In furtherance of the foregoing, the Commercial Agreement and Marketing Agreement will reflect the principles that [*****].
5.7Safety. At all times after Commercial Launch Joby shall (a) be Wyvern and/or ARGUS certified on an annual basis and (b) shall maintain an FAA Part 135 operating certificate. Execution and delivery of the Commercial Agreement and the Commercial Launch shall be subject to and conditioned upon the completion by Joby Elevate, Inc. (and any other Joby Affiliate being used to operate the Joby Service) of a safety audit of Joby’s Part 135 operations, the results of which shall be reasonably satisfactory to Delta in good faith. Such safety audit shall be conducted by or on behalf of Delta, and Delta reserves the right to conduct such periodic safety audits during the term of the Commercial Agreement upon reasonable advance notice to Joby; provided that Delta will not conduct such safety audits more frequently than once every 12 months, except that during the period from the Commercial Launch until the second anniversary of the Commercial Launch date, upon reasonable advance notice to Joby (including the scope of the audit as outlined in a mutually agreeable audit checklist), Delta may request an additional safety audit within a 12-month period if Delta has a reasonable safety concern and identifies that concern to Joby as part of Delta’s safety audit request.  Such safety audit may include access to operating manuals, safety program manuals, SMS reports, internal and external audit results (except to the extent such information is subject to attorney-client privilege) - including IS-BAO audits, and quarterly Part 135 Safety Committee reports.

[*****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL
5.8Service Levels. The Parties will negotiate and mutually agree upon Key Performance Indicators metrics and a Service Level Agreement as part of the Commercial Agreement, which will include, among other things, customer service and NPS targets, operational metrics and minimum number of aircraft in Priority Markets post-Commercial Launch in such markets. Joby would also provide data reporting for trips to and from any airports in the Territory including data regarding timing and channel of booking the Joby Services. Prior to execution of the Commercial Agreement, Joby will provide at least [*****] days notice to Delta prior to [*****], and the Parties will use such [*****] period to [*****]. The intent of the foregoing is to ensure aircraft are adequately allocated to the Priority Markets relative to additional international opportunities to ensure timely Commercial Launch.
5.9The Commercial Agreement will include mutual indemnification for claims arising out of or relating to the Delta Services (which shall be indemnified and defended by Delta) and the Joby Services (which shall be indemnified and defended by Joby) contemplated by this Umbrella Agreement, consistent with the indemnification provided in Section 13 of this Umbrella Agreement.
6.SkyMiles Program and Marketing Agreement (“Marketing Agreement”)
6.1Objectives. The objective of the Marketing Agreement is to establish the terms and conditions of the marketing and loyalty efforts by the Parties to support the “Home to Seat” service.
6.2Marketing Plan and Target Demographic. Delta and Joby will engage in joint promotion and marketing activities regarding the “Home to Seat” service. The Parties will collaborate in good faith to establish a joint target demographic and marketing plan for the “Home to Seat” service (the “Marketing Plan”). The Parties intend to initially target the premium segment of the Delta customer base.
6.3SkyMiles Program Participation. The Parties will evaluate and negotiate in good faith opportunities to leverage loyalty and reward programs to further the joint objectives of the Marketing Plan and potentially with respect to the Joby Service within the Territory. This may include, for example, and to the extent commercially reasonable, allowing customers to link their Joby App account to their Delta rewards or related Delta loyalty programs and/or otherwise making available the opportunity to earn Delta rewards by utilizing the “Home to Seat” service or the Joby eVTOL Services more broadly.
6.4Awards and Incentives. Either Party may, at its sole cost and expense, offer credits, rewards, subscriptions, promotions and discounts for the “Home to Seat” service as set forth in the Marketing Plan or Marketing Agreement. Subject to Section 6.3, Delta may use the portion of its Revenue Share designated for marketing, acquisition efforts, and promotions of “Home to Seat” toward SkyMiles Program participation and marketing offers (including miles or other incentives for SkyMiles members booking the “Home to Seat” Service; provided that [*****].
6.5Trademarks; Co-branding of the “Home to Seat” Service. The Parties expect to include both Joby and Delta branding in the design of the “Home to Seat” service as it relates to the marketing, promotion and selling of such service; provided that neither Party may use the Trademarks of the other Party without such Party’s express written consent, such consent not to be unreasonably withheld, delayed or conditioned, and any permitted use of the other Party’s Trademarks will be in a manner consistent with

[*****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL

brand usage guidelines provided by such other Party. The Parties will collaborate in good faith to develop the external branding specifications for the “Home to Seat” service. For the avoidance of doubt, nothing in this Umbrella Agreement is intended to grant either Party any right or license with respect to the other Party’s or its Affiliates’ Trademarks.

7. CONFIDENTIALITY; DATA SECURITY
7.1Obligations. Each Party and its Affiliates (each, a “Receiving Party”) will maintain in confidence all Confidential Information disclosed to it by the other Party, its Affiliates or its or their Personnel (the “Disclosing Party”) in connection with this Umbrella Agreement and each Ancillary Agreement. Each Receiving Party agrees not to use, disclose, or grant use of such Confidential Information except for purposes of performing its obligations under this Umbrella Agreement and the Ancillary Agreements and for the other activities expressly authorized in this Umbrella Agreement or in an Ancillary Agreement. Each Receiving Party agrees to disclose the Confidential Information of the Disclosing Party only to its Personnel who have a reasonable need to know such Confidential Information specifically for purposes of performing under this Umbrella Agreement and the applicable Ancillary Agreement or for any other purposes expressly permitted by this Umbrella Agreement or the applicable Ancillary Agreement and are bound by confidentiality and non-use obligations substantially similar to the terms of this Section 7. Each Receiving Party agrees to use at least the same standard of care as it uses to protect its own confidential information of a similar nature to protect such Confidential Information from unauthorized use or disclosure and to ensure that such Personnel do not disclose or make any unauthorized use of such Confidential Information, but in no event less than reasonable care. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The Receiving Party shall be responsible for any acts or omissions of its Affiliates or Personnel which breach the terms of this Section 7.
7.2Exceptions. The obligations set forth in Section 7.1 shall not apply to the extent that such information: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Article 7; (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party who was not known or should have been known by the Receiving Party to be under a direct or indirect (e.g., as a sublicensee of such information) obligation to the Disclosing Party not to disclose such information to others; or (e) was developed independently by the Receiving Party without any use of or reference to the Confidential Information of the Disclosing Party.
7.3Required Disclosures. Notwithstanding Section 7.1, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that it is required to be disclosed by applicable Law, requirement of a securities exchange, or a valid order of a court or other Governmental Authority, provided that the Receiving Party: (a) gives the Disclosing Party prompt prior written notice to the extent legally permissible so that the Disclosing Party has a reasonable opportunity to contest or limit such disclosure, and reasonably cooperates with the Disclosing Party, at the expense of the Disclosing Party, in any such efforts; or (b) uses commercially reasonable efforts to seek to obtain a protective order or other confidential treatment for such Confidential Information if timely notice cannot be given.

CONFIDENTIAL
7.4Return of Confidential Information. Upon a Disclosing Party’s written request, and in any event upon termination or expiration of this Umbrella Agreement and the applicable Ancillary Agreement, the Receiving Party shall promptly return or destroy the Disclosing Party’s Confidential Information in its possession or the possession of any of the Receiving Party’s Affiliates or its or their Personnel; provided, however, nothing in this Umbrella Agreement shall require the destruction of the other Party’s business records derived from the use of the Disclosing Party’s Confidential Information to the extent such records are produced and maintained for administrative or archival purposes and are treated as Confidential Information under this Umbrella Agreement.
7.5Feedback. Either party may, but is not required to, provide Feedback, and the disclosing party hereby grants and agrees to grant to the receiving Party a perpetual, irrevocable, worldwide, paid-up, and royalty-free license to use and disclose such Feedback. For the avoidance of doubt, nothing in this Section 7.5 will be deemed to grant a license under any of either Party’s, Background IP, Foreground IP, Patents, copyrights, or Confidential Information.
7.6Data Privacy. The Parties will negotiate in good faith and agree upon a data processing agreement in compliance with Applicable Law at the time of the negotiation and execution of the Development and Integration Agreement, and in any case prior to either party sharing Personal Data.
7.7Information Security. Joby shall comply at all times, in performance under this Umbrella Agreement and any Ancillary Agreement as applicable, with the Security Standards set forth in Schedule 7.7. Promptly after the Effective Date, Joby shall complete the Delta Information Security questionnaire and remediate any findings identified by Delta in a mutually acceptable format and timeframe (and in any case no more than [*****] after the Effective Date. Delta may decline sharing commercially or competitively sensitive Confidential Information until the questionnaire and due diligence process have been competed to Delta’s reasonable satisfaction.
8.INTELLECTUAL PROPERTY

8.1Solely-Developed IP.
(a)Retained Delta IP. Except as specifically provided herein, Delta shall retain all right, title, and interest in and to (i) Delta’s Background IP and (ii) any Foreground IP created or developed solely by Delta or its Affiliates (“Delta-Owned Sole IP”).
(b)Retained Joby IP. Except as specifically provided herein, Joby shall retain all right, title, and interest in and to (i) Joby’s Background IP and (ii) any Foreground IP created or developed solely by Joby or its Affiliates (“Joby-Owned Sole IP”).
(c)License to Improvements to Delta’s Background IP. Joby hereby grants to Delta and its Affiliates, under all of Joby’s and its Affiliates’ rights in and to Joby’s Foreground IP that is an Improvement to Delta’s or its Affiliates’ Background IP disclosed or made available to Joby or its Affiliates in connection with Joby’s performance under this Umbrella Agreement or an Ancillary Agreement, a perpetual, irrevocable, non-exclusive, worldwide, sublicensable (through one or more tiers), royalty-free, fully paid-up license to make, have made, use, sell, offer to sell, reproduce, distribute, perform and display, modify and otherwise exploit such Joby’s Foreground IP.
[*****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL
(d)License to Improvements to Joby’s Background IP. Delta hereby grants to Joby and its Affiliates, under all of Delta’s and its Affiliates’ rights in and to Delta’s Foreground IP that is an Improvement to Joby’s or its Affiliates’ Background IP disclosed or made available to Delta or its Affiliates in connection with Joby’s performance under this Umbrella Agreement or an Ancillary Agreement, a perpetual, irrevocable, non-exclusive, worldwide, sublicensable (through one or more tiers), royalty-free, fully paid-up license to make, have made, use, sell, offer to sell, reproduce, distribute, perform and display, modify and otherwise exploit such Delta’s Foreground IP.
(e)License to the Delta Field. Joby hereby grants to Delta and its Affiliates, under all of Joby’s and its Affiliates’ rights in and to Joby’s Foreground IP that is embodied by Technology (i) within the Delta Field and (ii) disclosed or made available by Joby to Delta in connection with performance under this Umbrella Agreement or an Ancillary Agreement, a perpetual, irrevocable, non-exclusive, worldwide, sublicensable (through one or more tiers), royalty-free, fully paid-up license to make, have made, use, sell, offer to sell, reproduce, distribute, perform and display, modify and otherwise exploit such Joby’s Foreground IP solely in connection with Delta’s and its Affiliates’ products and services.
(f)License to the Joby Field. Delta hereby grants to Joby and its Affiliates, under all of Delta’s and its Affiliates’ rights in and to Delta’s Foreground IP that is embodied by Technology (i) within the Joby Field and (ii) disclosed or made available by Delta to Joby in connection with performance under this Umbrella Agreement or an Ancillary Agreement, a perpetual, irrevocable, non-exclusive, worldwide, sublicensable (through one or more tiers), royalty-free, fully paid-up license to make, have made, use, sell, offer to sell, reproduce, distribute, perform and display, modify and otherwise exploit such Delta’s Foreground IP solely in connection with Joby and its Affiliates’ product and services.
8.2Jointly-Developed Foreground IP.
(g)Joby-Owned Joint IP. Joby will own, and Delta hereby assigns to Joby, all Foreground IP that is jointly developed (with joint development to be determined by standards under U.S. intellectual property law) by the Parties within the scope of the Program and that is primarily within the Joby Field (“Joby-Owned Joint IP”). Joby hereby grants, or will cause to be granted, to Delta and its Affiliates, under all of Joby’s and its Affiliates’ rights in and to such Joby-Owned Joint IP, a perpetual, irrevocable, non-exclusive, worldwide, sublicensable (through one or more tiers), royalty-free, fully paid-up license to make, have made, use, sell, offer to sell, reproduce, distribute, perform, display, modify and otherwise exploit such Joby-Owned Joint IP solely for purposes of using, making, having made, offering for sale, selling, importing, reproducing, distributing and creating Delta products and services. For the avoidance of doubt, the foregoing license will not grant Delta or any of its Affiliates any right in or to any Joby-Owned Sole IP, even if such Joby-Owned Sole IP is practiced or infringed (whether necessarily, directly, indirectly, or otherwise) by the practice of any Joby-Owned Joint IP.
(h)Delta-Owned Joint IP. Delta will own, and Joby hereby assigns to Delta, all Foreground IP that is jointly developed (with joint development to be determined by standards under U.S. intellectual property law) by the Parties within the scope of the Program and that is primarily within the Delta Field (“Delta-Owned Joint IP”). Delta hereby grants, or will cause to be granted, to Joby and its Affiliates, under all of Delta’s and its Affiliates’ rights in and to such Delta-Owned Joint IP, a perpetual, irrevocable, non-exclusive, worldwide, sublicensable (through one or more tiers), royalty-free, fully paid-up license to make, have made, use, sell, offer to sell, reproduce, distribute, perform, display, modify and otherwise exploit such Delta-Owned Joint IP solely for purposes of using, making, having made, offering for sale, selling, importing, reproducing, distributing and creating Joby products and services. For the

CONFIDENTIAL
avoidance of doubt, the foregoing license will not grant Joby or any of its Affiliates any right in or to any Delta-Owned Sole IP, even if such Delta-Owned Sole IP is practiced or infringed (whether necessarily, directly, indirectly, or otherwise) by the practice of any Delta-Owned Joint IP.
(i)Common Joint IP. The Parties agree that the Steering Committee or other designated committee formed by the Parties will determine which Party or Parties will own Foreground IP that is jointly developed (with joint development to be determined by standards under U.S. intellectual property law) by the Parties and that does not qualify as Joby-Owned Joint IP or Delta-Owned Joint IP (“Common Joint IP”). Regardless of the determination of ownership of Common Joint IP, each Party hereby grants, or will cause to be granted, to the other Party, under all of such Party’s rights in and to such Common Joint IP, a perpetual, irrevocable, non-exclusive, worldwide, sublicensable (through one or more tiers), royalty-free, fully paid-up license to make, have made, use, sell, offer to sell, reproduce, distribute, perform, display, modify and otherwise exploit such Common Joint IP for any and all purposes without limitation. Each Party’s rights under the Common Joint IP shall be held by such Party without any obligation to pay any royalties to, provide an accounting for, otherwise make payment to, or obtain the consent of, the other Party. For the avoidance of doubt, the foregoing license will not grant either Party (or any of its Affiliates) any right in or to any Solely-Owned IP, even if any Solely-Owned IP is practiced or infringed (whether necessarily, directly, indirectly, or otherwise) by the practice of any Common Joint IP.
(j)Allocation of Rights in Jointly-Developed IP; Joint Development Plan. The Steering Committee or other designated committee formed by the Parties will (i) review any proposed effort involving the joint development of Intellectual Property Rights, and (ii) prior to commencement of any joint development project or initiative, shall approve in writing a joint development plan (each, a “Joint Development Plan”) describing the specific joint development project or initiative to be undertaken by the Parties and designating any jointly-developed Intellectual Property Rights resulting from the project or initiative as Joby-Owned Joint IP, Delta-Owned Joint IP or Common Joint IP, such as the case may be, in accordance with the allocation of rights set forth above. In addition, each Joint Development Plan shall (a) refer to this Agreement, (b) be signed by authorized representatives of the Steering Committee or other designated committee of both Parties, (c) describe the scope of the work or project covered by the Joint Development Plan, (d) identify the services, functions, equipment, facilities, documents, data, information, deliverables, and other resources to be provided by each Party for the performance of the tasks specified in the Joint Development Plan, (e) provide the completion criteria or testing applicable to the work, (f) specify applicable time schedules or target completion dates for the tasks described in the Joint Development Plan, (g) describe the reports, including the form and format of any reports, to be prepared in connection with the project, (h) specify the minimum staffing and project management to be provided by each Party for the tasks described in the Joint Development Plan, (i) specify the responsibility of each Party for the costs or expenses or other charges associated with the work described in the Joint Development Plan, (j) specify the schedule of meetings for consultations between the Parties with respect to the Joint Development Plan, (k) specify termination or cancellation rights of the Parties relating to the Joint Development Plan, and (l) identify any marketing or promotional activities agreed upon by the Parties, if any, with respect to the anticipated joint development. A template Joint Development Plan is attached as Schedule 8.2(d). The Parties intend to refrain from undertaking any joint development project or initiative until a Joint Development Plan pertaining to the same has been executed by both Parties and shall use commercially reasonable measures to execute a Joint Development Plan within thirty (30) days of the commencement of any joint development project or initiative. However, the terms and conditions of this Section 8 shall apply absent a Joint Development Plan and shall fill in where the Joint Development Plan is silent.

CONFIDENTIAL
(k)Jointly-Owned IP. With respect to any Common Joint IP that is jointly owned (“Jointly-Owned IP”) that comprises patentable subject matter, the following additional provisions shall apply:
(i)Patent Prosecution. The Steering Committee shall determine the lead Party which shall have the first right to prepare, file, prosecute and maintain, at its own expense and in consultation with the other Party, patent applications and patents, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto. If one Party elects to not file, prosecute or maintain any such patent or patent application, or undertake such other activities described above, then the other Party shall have the right to assume such activities at its own expense but without affecting the ownership and license provisions set forth in this Section 8.
(ii)Cooperation. The Parties shall both use reasonable efforts to keep the other fully informed as to the status of patent matters with respect to any Jointly-Owned IP, including by providing the other the opportunity to review and comment on complete copies of any documents a reasonable time in advance of applicable filing dates and prosecution deadlines, and upon request, providing to the other Party copies of any substantive documents that a Party receives from the United States Patent and Trademark Office and any foreign patent offices, promptly after receipt, including notice of all official actions, interferences, reissues, re-examinations, oppositions, or requests for patent term extensions. The Parties shall each reasonably cooperate with and assist the other at their own expense in connection with such activities, at the other Party’s reasonable request.
(iii)Enforcement.
(1)Initial Right of Enforcement. During the Term, if a Party wants to enforce Intellectual Property Rights in the Jointly-Owned IP against commercially material infringements that involve the manufacture, use, sale, offer for sale or import of products or services infringing such Intellectual Property Rights, it will raise the potential enforcement action with the Steering Committee. The Steering Committee will discuss such potential enforcement action and if following such discussion the other Party does not object to such enforcement action, such objection not to be unreasonably conditioned, delayed or withheld, the requesting Party may undertake such action at its own expense, and during the pendency of such action, except for nonexclusive licenses in connection with making available the other Party’s products and services, such Party agrees not to grant a license to the affected Jointly-Owned IP to the counterparty to such action (such requesting Party, the “Original Enforcing Party”). If following the commencement of any such pending action, the Original Enforcing Party does not take action reasonably sufficient to halt such infringement within three months, the other Party (the “New Enforcing Party”) may undertake such action at its own expense and, except for non-exclusive licenses in connection with making available the Original Enforcing Party’s products and services to such pending action, the New Enforcing Party agrees not to grant a license to the affected Jointly-Owned IP to the counterparty to such action. For the avoidance of doubt, neither Party has an obligation to join an action to enforce such Intellectual Property Rights.
(2)Cooperation; Costs. Each Party may, but is not obligated to, render reasonable assistance in connection with enforcement activities described in this Section 8.2(e)(iii) as the enforcing Party may request. Costs of maintaining any such action and assistance shall be paid by and belong to the Party or Parties bringing the action.

CONFIDENTIAL
(3)Recoveries. Unless the Parties agree at the Steering Committee to jointly undertake an action, any damages or settlement recovered from any action under this Section 8.2(e)(iii) (after the deduction of the costs and fees of the action) shall be allocated to the Party bringing the action.
8.1Reservation of Rights. All rights that are not specifically granted under this Umbrella Agreement or any Ancillary Agreement are expressly reserved. Without limiting the foregoing and for the avoidance of doubt, no licenses are granted by either Party to such Party’s or its Affiliates’ Background IP or to either Party’s Foreground IP (except as set forth in Sections 8.1 and 8.2 above) even if such Background IP or Foreground IP is necessary to exploit the rights granted in this Section 8. In connection with this Umbrella Agreement, any Ancillary Agreement, or the activities of the Parties in furtherance of the Program, no license, covenant, immunity, authorization, or other right will be implied, whether by reason of statute, estoppel, or otherwise, with respect to any technology or any Intellectual Property Rights.
8.2No Delivery Obligations. For the avoidance of doubt, nothing in this Umbrella Agreement or any Ancillary Agreement is intended to obligate either Party or its Affiliates to deliver to the other Party or its Affiliates any Technology, equipment, or any other embodiments of any Intellectual Property Rights, except as may be otherwise expressly provided in an Ancillary Agreement.
8.3General Cooperation. Each Party agrees to execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist the other Party, as reasonably required and at such other Party’s reasonable expense, to perfect in such other Party the rights, title and other interests in their respective inventions or creations.
8.4Trademarks. Except as specifically provided herein, each Party will retain all right, title, and interest in and to their respective Trademarks, and no licenses or rights granted by a Party to Foreground IP will include licenses under its or its Affiliates’ Trademarks unless expressly agreed in writing.
8.5Variations under Ancillary Agreements. The Parties may mutually agree on additional or different provisions with respect to Intellectual Property Rights licensing and/or ownership in the applicable Ancillary Agreement, which provisions shall govern in the event of a conflict with this Section 8.
9.GOVERNANCE
9.1Operational and Technical Teams.
(a)The Parties will collaborate in good faith to create and manage operational and technical teams for the Program. The operational customer experience and technical teams will meet in person, telephonically or via other means as may be mutually agreed upon by the Parties (but no less than quarterly) and provide regular updates to the Steering Committee on Project status, progress, roadblocks and such other information requested by to the Steering Committee.
(b)The Parties shall use good faith efforts to resolve all issues at the operational and technical team level that arise in connection with the Program. In the event a particular issue is unable to be resolved at the operational and technical team level, either Party may refer any such issues to the Steering Committee (as defined below) for further resolution. Notwithstanding the foregoing, select key

CONFIDENTIAL
matters may be directed promptly to the Steering Committee for discussion, without first attempting to resolve between the technical teams, in the sole discretion of the Steering Committee.
9.2Steering Committee.
(c)The Parties shall form a committee to provide general oversight and strategic guidance regarding the Program (the “Steering Committee”).
(d)The Steering Committee shall consist of [*****] members. Each of Delta and Joby shall be entitled to appoint [*****] members who will be at a [*****] (or equivalent) level or above. The Parties’ will identify their respective Steering Committee appointees within a reasonable period of time after the date of this Agreement. Each Party shall be entitled, in its sole discretion, to remove any such member appointed by it and to appoint a replacement member (made effective by written notice to the other Party). A Steering Committee member may also elect, from time to time, to send a delegate to Steering Committee meetings in his or her place (who will be authorized to make decisions and vote on behalf of the Steering Committee member).
(e)The Steering Committee will meet as often as needed upon written notice by or on behalf of any member of the Steering Committee, but in any case, will meet not less than once each quarter. Any notice of any meeting of the Steering Committee will be sent in writing (which may include email) to each member of the Steering Committee and will include an agenda identifying in reasonable detail the matters to be discussed at such meeting together with copies of any relevant documents to be discussed. Each Party will designate a lead member from their respective Steering Committee members who will collaborate with the other Party’s lead member on setting the agendas for each meeting. Steering Committee meetings will be held at times and places and in such form, such as by telephone or video conference, as the Steering Committee determines, except that in-person meetings of the Steering Committee will be preferred. Members of the Steering Committee may invite Personnel of either Party to attend meetings of the Steering Committee as observers or to make presentations, in each case without any voting authority.
(f)The Steering Committee has the authority and discretion to create one or more working groups comprised of an equal number of Delta and Joby employees (who do not need to be members of the Steering Committee), with such working groups reporting to the Steering Committee in the timeframe and manner directed by the Steering Committee. The Steering Committee may dissolve or adjust any working group in its discretion.
(g)Decisions of the Steering Committee shall be taken by way of resolutions. Each resolution shall require a [*****]. Each member of the Steering Committee shall have one (1) vote. The passing of any resolution requires a quorum of at least one (1) member of the Steering Committee appointed by each of the Parties.
(h)If the Steering Committee fails to agree on any matter, either Party shall be entitled to refer such matter to, in the case of Delta, its executive leader for the Program, or in the case of Joby, its Chief Executive Officer, which individuals would then meet and attempt to resolve the matter in good faith and on commercially reasonable terms. If such individuals cannot resolve the matter, the matter may be resolved as set forth in Section 17.1.
[*****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL
(i)No member of the Steering Committee shall be authorized to represent either Party with respect to the delivery and receipt of any legally binding declaration by any Party. The decisions of the Steering Committee shall not be legally binding upon the Parties unless such decision has been confirmed in writing (email confirmation is acceptable) by Delta’s and Joby’s authorized representatives.
9.1Board Representation.
(j)Delta Nominee. During the term of this Umbrella Agreement and subject to all legal and stock exchange requirements regarding service and election of a member of Joby Aviation, Inc.’s board of directors (the “Board”), Delta and Joby will work together in good faith to select one individual to join the Board (the “Delta Nominee”). Upon the Delta Nominee’s mutual selection by the Parties, Joby will promptly appoint the Delta Nominee to the Board, and thereafter, nominate and recommend to its shareholders the Delta Nominee for election to the Board at each shareholders’ meeting at which the Delta Nominee would stand for election. Joby will include such Delta Nominee in its proxy materials for the applicable meeting together with the other nominees recommended by Joby and will treat the Delta Nominee in such materials in a manner consistent with its other nominees. Each Delta Nominee must (i) meet in all material respects all of the requirements of a director of Joby set forth in Joby’s Certificate of Incorporation or Bylaws and (ii) not be prohibited from or disqualified from serving as a director of Joby pursuant to any rule or regulation of the SEC, the New York Stock Exchange or such other exchange on which Joby may then be listed, or any other applicable Law (collectively, the “Nomination Criteria”). Notwithstanding anything to the contrary set forth in this Section 9.3, the Parties agree that the Board shall retain the right to object to the nomination, election or appointment of any Delta Nominee for service on the Board or any committee of the Board only if the Board determines in good faith, after consultation with its outside legal counsel, that such Delta Nominee fails to meet the Nomination Criteria. In the event that the Board objects to the nomination, election or appointment of any Delta Nominee to the Board pursuant to the terms of the immediately preceding sentence of this Section 9.3, and such Delta Nominee in fact fails to meet the Nomination Criteria, the Board shall promptly nominate or appoint, as applicable, another individual that is mutually selected by the Parties who meets the criteria set forth in this Section 9.3.
(k)Initial Nominee. If sixty (60) days prior to the scheduled distribution of Joby’s annual proxy statement in 2023, the Parties have been unable to jointly select the initial Delta Nominee pursuant to Section 9.3(a), Delta may notify Joby of the name of the individual whom Delta selects as the Delta Nominee. After receipt of such notice, Joby shall have a reasonable period of time, but in no case such time as would cause the Delta Nominee not to be included in the proxy statement, to review the credentials and qualifications of such individual and consider whether such individual satisfies the Nomination Criteria. Provided that the Nomination Criteria are satisfied, Joby shall take any and all action required under its Certificate of Incorporation and Bylaws to nominate such individual to stand for election to the Board at the next applicable annual meeting of the shareholders of Joby and to recommend to the shareholders that they vote to elect such individual to the Board; if the Nomination Criteria are not satisfied by the Delta Nominee, then the parties shall repeat the initial nomination process set forth above to select an alternative Delta Nominee. Joby will include such initial Delta Nominee in its proxy materials for the next applicable proxy statement together with the other nominees recommended by Joby and will treat the initial Delta Nominee in such materials in a manner consistent with its other nominees.
(l)Subsequent Nominees. Upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of the initial Delta Nominee or any subsequent Delta Nominee, Joby and Delta will continue to work together in good faith to jointly select a replacement for

CONFIDENTIAL
such Delta Nominee pursuant to this Article 9. If the Parties have been unable to jointly select a replacement Delta Nominee within forty-five (45) days after the date that Delta proposes a subsequent Delta Nominee to Joby pursuant to this subsection (c), Delta may notify Joby of the name of the individual whom Delta selects as the Delta Nominee. Delta shall select an individual who would satisfy the Nomination Criteria; if, after Joby review, the Nomination Criteria are not satisfied by the Delta Nominee, then the parties shall repeat the nomination process set forth above to select an alternative Delta Nominee. After receipt of such notice, Joby shall have a reasonable period of time not to exceed thirty (30) days to review the credentials and qualifications of such individual and consider whether such individual satisfies the Nomination Criteria. If Joby reasonably believes that the selected individual does not have the requisite credentials, skills and qualifications necessary to add value as a member of the Board, or does not satisfy the Nomination Criteria, Joby shall so notify Delta and Delta and Joby shall confer for a reasonable period of time to resolve the disagreement not to exceed thirty (30) days. If Joby agrees with the individual selected, Joby shall take any and all action required under its Certificate of Incorporation and Bylaws to nominate such individual to stand for election to the Board at the applicable annual meeting of the shareholders of Joby and to recommend to the shareholders that they vote to elect such individual to the Board, including to treat the Delta Nominee in a manner consistent with Joby’s other nominees in any applicable proxy statement.
(m)If the Delta Nominee satisfies the legal and stock exchange requirements for independence, the Delta Nominee shall be invited by the Board to serve on at least one committee of the Board; provided, that the selection of the specific committee shall be within the discretion of the Board and depend on the nominee’s requisite skills and qualifications. If the Delta Nominee does not satisfy the legal and stock exchange requirements for independence, the Delta Nominee shall be invited by the Board to serve on a committee of the Board, if any, for which independence is not a requirement and the Delta Nominee is qualified to serve.
(n)Any director serving on the Board pursuant to this Section 9 will be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled, including but not limited to for the avoidance of doubt expense reimbursement, exculpation, indemnification and D&O insurance coverage.
(o)Notwithstanding the foregoing, (i) Delta will not select a Disqualified Individual as the Delta Nominee, and (ii) the Delta Nominee may be removed from the Board if he or she becomes a Disqualified Individual during his or her term.
(p)Notwithstanding the foregoing, Joby’s obligations pursuant to this Section 9.3 shall be subject to the Delta Nominee providing the following: (i) any information that is required (x) to be disclosed in any filing or report with the Securities and Exchange Commission, the New York Stock Exchange (or such other exchange on which Joby is then listed) or any other regulatory body or otherwise required under applicable law or (y) in connection with determining the independence status of the Delta Nominee under the New York Stock Exchange (or such other exchange on which Joby is then listed); (ii) any information reasonably requested by Joby to otherwise fulfill its obligations under this Section 9.3; and (iii) if required by applicable Law, such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected.
(q)Delta acknowledges and agrees that, in order for its candidate to be elected to the Board, such individual must receive the requisite vote of the shareholders of Joby as set forth in Joby’s Certificate of Incorporation and Bylaws, and that, if such individual fails to receive such requisite vote, such individual shall not serve on the Board unless nominated and elected in a further subsequent year.

CONFIDENTIAL
In such an instance, Delta and Joby shall engage in the process set forth in subsection (c) above regarding the identification and nomination of a subsequent Delta Nominee to be included in the following year’s proxy statement.
10.OPERATIONAL COLLABORATION PROJECTS
10.1The Parties will explore in good faith opportunities for operational collaboration to ensure a reliable and safe operation of the “Home to Seat” service. The objective of the operational collaboration is to ensure a level of customer service consistent with both Parties’ brand values, by leveraging Delta’s world-class operational capabilities to support the ongoing development of Joby’s operational capabilities. The Parties anticipate that collaboration will occur as mutually agreed in the areas of safety, security, maintenance and maintenance engineering, network scheduling and routing, flight operations, system operations, customer experience, customer care, aviation technologies, and other mutually agreed areas.
10.2During the year leading to the projected Commercial Launch of the “Home to Seat” service and thereafter while this Umbrella Agreement is in effect, Joby will provide Delta with a quarterly meeting with its senior most officer(s) who has responsibility for safety, maintenance, and operations. Delta may consult with Joby prior to hiring or filling a vacancy for the senior-most safety, maintenance, and operations officers but acknowledges that all final hiring determinations remain solely with Joby.
10.3Opportunities for operational collaboration may be proposed by either Party and presented to the Steering Committee. Where opportunities for operational collaboration are approved by the Steering Committee, the Parties will agree upon and implement one or more collaboration project plans (“CPP”) to meet the objectives of the identified project (each such project, a “Collaboration Project”). The CPPs are expected to articulate, amongst other things, (i) a description of the Collaboration Project, including its objective and scope; (ii) key milestones and timelines; (iii) allocation of intellectual property rights or licenses expected to result from such Collaboration Project, to the extent different from the terms of this Umbrella Agreement; (iv) the budget, if any, and a description of how costs and expenses are to be allocated, to the extent different from the terms of this Umbrella Agreement; (v) the obligations of each Party, including deliverables, if any, that either or both Parties will be responsible for creating and developing; and (vi) any other terms or conditions that vary from the terms and conditions set forth in this Umbrella Agreement.
10.4Each Party will use its commercially reasonable efforts to (i) perform its responsibilities in accordance with each CPP, and (ii) cooperate in good faith with the other Party in connection with the other Party’s performance of its obligations under such CPP.
10.5Each Party will, with respect to the relevant Collaboration Project, appoint an appropriately staffed team of representatives (collectively, a “Collaboration Project Team”), including a primary contact for such Party (each, a “Collaboration Team Leader”) who will jointly oversee, manage, and coordinate the day-to-day implementation of the CPP. All day-to-day decisions concerning the Collaboration Projects, unless reserved in this Umbrella Agreement, will be deemed to be within the decision-making authority the Collaboration Project Teams; provided that all such decisions are consistent with such CPP, the objectives of the Collaboration Project and the terms and conditions of this Umbrella Agreement. If a Collaboration Project Team cannot reach a decision on any matter concerning the Collaboration Project for which it has decision-making authority, it will refer the matter to the Steering Committee for further review and resolution.

CONFIDENTIAL
10.6Except as otherwise expressly provided in this Umbrella Agreement or in a CPP, each Party will be responsible for its own costs and expenses incurred in connection with the performance of its obligations under this Umbrella Agreement and with respect to each Collaboration Project, and no Party will be obligated to reimburse any other Party for any costs or expenses such Party incurs in connection therewith. For the avoidance of doubt, a Party will not be required to expend funds in connection with a CPP, nor to pursue any course of collaboration, advocacy or behavior that the Party determines, in its sole and absolute discretion, may have an adverse impact on the Party’s brand or reputation.

11.TERM AND TERMINATION.
11.1Term of Agreement. The term of this Umbrella Agreement (“Initial Term”) shall commence on the Effective Date, and, unless terminated earlier as provided in this Section 11, shall continue until the fifth anniversary of Commercial Launch. Upon mutual consent of the Parties, the Parties may elect to extend the Initial Term (i) for one (1) two (2) year renewal term, and (ii) thereafter to extend for one (1) additional two (2) year renewal term, which each such election shall be set forth in a writing executed by both Parties at least sixty (60) days prior, but no earlier than ninety (90) days prior, to the termination of the Initial Term or any mutually elected renewal term.
11.2No Commercial Launch. Either Party may terminate this Umbrella Agreement by written notice to the other Party if (i) FAA type certification of the Joby eVTOL aircraft has not been achieved by December 31, 2026, or (ii) the Commercial Launch has not occurred by December 31, 2027.
11.3Termination for Breach. Either Party may terminate this Umbrella Agreement and/or any Ancillary Agreement(s), if the other Party materially breaches or defaults in the performance of any of its obligations hereunder or thereunder, and such breach or default shall have continued for thirty (30) days after written notice thereof was provided to the breaching Party by the non-breaching Party; provided that the Parties must first attempt to remedy any such alleged breach or default in good faith through the Steering Committee or the Parties’ respective executives, as provided in Section 9 above.
11.4Termination for Bankruptcy; Change of Control. Either Party may terminate this Umbrella Agreement and all Ancillary Agreements immediately on written notice to the other Party if either of the following occurs:
(a)bankruptcy, insolvency, cessation of business of the other Party; or
(b)a Change of Control of the other Party.
11.5Termination by Delta.
Notwithstanding, and in addition to, the provisions of Sections 11.3 and 11.4, each of the following shall, in addition to, and not in lieu of, any other rights and remedies available to Delta at law or in equity, Delta shall have the right to terminate or suspend, as applicable, this Umbrella Agreement and any Ancillary Agreements in effect immediately and at its sole option if:

(a)Joby shall fail to comply with the provisions of Schedule 5.5 [Insurance] and, as a result thereof, the insurance required thereunder is either not in effect or Delta has received notice of cancellation or non-renewal of such insurance; or

CONFIDENTIAL

(a)Joby shall fail a safety audit in accordance with Section 5.7 and fails to successfully rectify any material issues brought forward within the prescribed time limit associated with any such audit (and unless otherwise provided such time limit shall be not more than 3 months); provided, that in any case, Joby shall have at least 30 days to successfully rectify any material audit failures identified by Delta before this termination right shall apply (but for clarity, Delta’s right to suspend shall apply in its sole discretion during such period that such identified material audit failures have not been successfully rectified); or

(b)Delta may suspend (in whole or in part) or terminate this Agreement upon written notice to Joby upon the occurrence of any serious safety accident involving aircraft operated by Joby Elevate, Inc. (or any other Joby Affiliate being used to operate the Joby Service) that has (i) resulted in bodily injury, a fatality or “substantial damage” (as substantial damage is defined in 49 CFR 830.2) (an “Accident”); provided that the parties recognize and acknowledge that serious safety accidents comprised solely of property damage occurring in connection with pre-certification flight testing will not be deemed an Accident hereunder (but that any such event including bodily injury or a fatality will not be so deemed) or (ii) is likely, in Delta’s commercially reasonable opinion, to cause significant reputational harm to Delta. Joby shall provide Delta with information requested by Delta in connection with any Accident and other information as may be requested by Delta associated with Joby’s operations or safety protocols (in each case except to the extent such information is protected by attorney-client privilege and/or the National Transportation Safety Board investigation process). Delta may review the facts and circumstances associated with any Accident, including where applicable any findings from the National Transportation Safety Board or other Government Authority; or
(c)After issuance of Joby’s FAA or DOT Certification, either is for any reason suspended or revoked or otherwise not in full force and effect for more than ten (10) consecutive days.
11.1Effect of Termination. Termination of this Umbrella Agreement for any reason shall not release either Party from any liability or obligation that, at the time of such termination, has already accrued to the other Party or that is attributable to a period prior to such termination, nor shall it preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Umbrella Agreement or any Ancillary Agreement.
11.2Survival. In addition, termination, or expiration of this Umbrella Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of an Ancillary Agreement. Furthermore, Sections 1, 7, 8, 11, 12, 13, 14, 15 and 16 of this Umbrella Agreement shall survive the expiration or termination of this Umbrella Agreement for any reason.
12.REPRESENTATIONS AND WARRANTIES; DISCLAIMER
12.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it has the power and authority to enter into this Umbrella Agreement and any Ancillary Agreement and to carry out the obligations hereunder and thereunder; (b) the execution, delivery and performance of this Umbrella Agreement, any Ancillary Agreement and the transactions and other documents contemplated hereby have been duly authorized by all necessary corporate or company action on the part of such Party; and (c) this Umbrella Agreement, and any Ancillary Agreement (as of the effective date of such Ancillary Agreement) has been duly executed and delivered by each Party, and

CONFIDENTIAL
constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights, and general equity principles. These representations and warranties are in addition to any representations and warranties set forth in any Ancillary Agreements.
12.2DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 12.1 OR ANY REPRESENTATIONS AND WARRANTIES IN AN ANCILLARY AGREEMENT THAT ARE EXPRESSLY IDENTIFIED AS A REPRESENTATION OR WARRANTY, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, QUIET POSSESSION, OR ANY WARRANTIES IMPLIED FROM ANY COURSE OF DEALING OR USAGE OF TRADE, AND EACH PARTY HEREBY DISCLAIMS THE SAME. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN SECTION 12.1 OR IN AN ANCILLARY AGREEMENT, EACH PARTY’S CONFIDENTIAL INFORMATION AND ALL OTHER MATERIALS PROVIDED BY OR ON BEHALF OF EACH PARTY TO THE OTHER PARTY HEREUNDER ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND.
13.INDEMNIFICATION
13.1Indemnity by Joby. Joby hereby agrees to indemnify, defend and hold Delta and its Affiliates and each of their respective Personnel, harmless from and against all Liabilities arising out of any claim asserted by Delta or by any third party, to the extent that such Liabilities arise out of or result from: (a) Joby’s (or any of its Affiliates’) willful misconduct or gross negligence; (b) Joby’s breach of this Umbrella Agreement; (c) Joby’s violation of Law with respect to its activities under or in connection with the Program; or (d) the alleged, actual, or indirect infringement, misappropriation or violation of a third party’s Intellectual Property Rights, Trademark rights or other proprietary rights, arising from (i) specific actions that Joby or its Affiliates require Delta or its Affiliates to take or that Joby or its Affiliates take, in each case, to the extent in connection with any Joby Services, or (ii) use of the Joby Service, Joby Service Platform, or Joby Third Party Integration Platform as contemplated by this Umbrella Agreement and the Ancillary Agreements in connection with the Program; provided, however, that (x) Joby shall not have any obligation to indemnify Delta and its Affiliates or Personnel for any Liabilities to the extent that any of the foregoing was caused directly or indirectly by Delta’s or its Affiliates’ willful misconduct, negligence or breach of this Umbrella Agreement or any Ancillary Agreement and (y) Joby shall not be required to indemnify under Section 13.1(c)(ii) for infringement that would not have occurred but for the combination of the Joby Service, Joby Service Platform, or Joby Third Party Integration Platform with Technology not provided or approved by Joby for such combinational use.
13.2Indemnity by Delta. Delta hereby agrees to indemnify, defend and hold Joby and its Affiliates and each of their respective Personnel, harmless from and against any Liabilities arising out of any claim asserted by Joby or by any third party, to the extent that such Liabilities arise out of or result from: (a) Delta’s (or any of its Affiliates’) willful misconduct or gross negligence; (b) Delta’s breach of this Umbrella Agreement; (c) Delta’s violation of Law with respect to its activities under or in connection with the Program; or (d) the alleged, actual, or indirect infringement, misappropriation or violation of a third party’s Intellectual Property Rights, Trademark rights, or other proprietary rights arising from (i) specific actions that Delta or its Affiliates require Joby or its Affiliates to take or that Delta or its Affiliates take, in each case, to the extent in connection with any Delta Services, or (ii) use of the Delta Service, Delta Service Platform, or Delta Third Party Integration Platform as contemplated by this

CONFIDENTIAL
Umbrella Agreement and the Ancillary Agreements in connection with the Program; provided, however, that (x) Delta shall not have any obligation to indemnify Joby and its Affiliates for any Liabilities to the extent caused directly or indirectly by Joby’s willful misconduct, negligence or breach of this Umbrella Agreement or any Ancillary Agreement, and (y) Delta shall not be required to indemnify under Section 13.2(d)(ii) for infringement that would not have occurred but for the combination of the Delta Service, Delta Service Platform, or Delta Third Party Integration Platform with Technology not provided or approved by Delta for such combinational use.
13.3Indemnification Procedures. A Party’s obligation to indemnify and defend the other Party with respect to any claim pursuant to this Section shall be subject to: (i) the indemnified Party providing the indemnifying Party with prompt written notice of such claim (provided the failure of an indemnified Party to give such notice to the indemnifying Party will not affect any rights to indemnification hereunder, except and only to the extent that the indemnifying Party is actually prejudiced by such failure); (ii) the indemnified Party, at its expense, having the right to participate in the defense and settlement thereof; and (iii) the indemnified Party providing the indemnifying Party with the information and assistance reasonably necessary to defend or settle such claim as reasonably requested by the indemnifying Party. The indemnifying Party may settle such claim or proceeding with the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided that the indemnified Party shall have the right to reject settlement or other disposition of the claim (x) involving or requiring admission of any violation of law or any violation of the rights of any person, or acknowledgement of wrongdoing by or liability on the part of the indemnified Party; (y) to the extent that the relief provided in any compromise or settlement includes any remedy other than monetary damages that are paid in full by the indemnifying Party; or (z) if the compromise or settlement does not include, as an unconditional term, in form and substance reasonably satisfactory to the indemnified Party, the claimant’s or the plaintiff’s release of the indemnified Party from all liability in respect of the claim. Notwithstanding anything in Section 13.1 or Section 13.2 to the contrary, in the event that a third party brings a claim against Joby, its Affiliates, or their respective Personnel, or against Delta, its Affiliates, or their respective Personnel, that is subject to valid indemnification claims by both Parties under both Section 13.1 and Section 13.2, the Parties agree that the Liabilities arising from such claim shall be borne by the Parties in proportion to each Party's proportionate responsibility with respect to the cause of such Liabilities, as determined by a court of competition jurisdiction.
14.LIMITATION OF LIABILITY
TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS UMBRELLA AGREEMENT TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS UMBRELLA AGREEMENT, UNDER ANY THEORY OF LIABILITY, WHETHER CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF AN AGREED REMEDY FAILS OF ITS ESSENTIAL PURPOSE OR IS HELD UNENFORCEABLE FOR ANY OTHER REASON. THE FOREGOING EXCLUSIONS SHALL NOT APPLY TO: A PARTY’S BREACH OF SECTION 3 OR SECTION 7; A PARTY’S OBLIGATION TO INDEMNIFY FOR ANY THIRD-PARTY CLAIM PURSUANT TO SECTION 13; A PARTY OR ITS AFFILIATES’ USE OR PRACTICE OF THE TECHNOLOGY, INTELLECTUAL PROPERTY RIGHTS, OR TRADEMARKS OWNED OR CONTROLLED BY THE OTHER PARTY OR ITS AFFILIATES OTHER THAN IN ACCORDANCE WITH THE RIGHTS GRANTED IN SECTION 8; EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; AND AS MAY OTHERWISE BE AGREED UPON

CONFIDENTIAL
BY THE PARTIES IN ANY ANCILLARY AGREEMENT. NOTHING IN THIS UMBRELLA AGREEMENT LIMITS THE DAMAGES THAT A PARTY MAY SEEK UNDER THE APPROPRIATE INTELLECTUAL PROPERTY LAWS IN AN ACTION FOR INFRINGEMENT OR MISAPPROPRIATION OF ITS INTELLECTUAL PROPERTY RIGHTS, INCLUDING INFRINGEMENT OR MISAPPROPRIATIONS ARISING OUT OF ACTIONS THAT ARE NOT LICENSED UNDER THIS UMBRELLA AGREEMENT.
15.PUBLICITY
The Parties will agree on a joint communication strategy regarding all aspects of the Program. Subject to Section 7.3, no Party will, without the other Party’s prior written consent, issue any press release, advertisement, publicity or other communications or promotional material of any kind in relation to the Program, this Umbrella Agreement or any Ancillary Agreement, the name or marks of the other party or any of its Affiliates, or issue any joint branding or marketing materials, either formally or otherwise. A Party will not represent, directly or indirectly, that any product or service provided by a Party has been approved or endorsed by the other Party or any of its Affiliates.
16.FURTHER DEVELOPMENT OF BUSINESS MODEL
16.1The Parties acknowledge that the regulatory framework governing the design, deployment and/or use of eVTOLs generally may undergo further refinement in potentially relevant jurisdictions around the world.
16.2The Parties agree that:
(a)Any change in the regulatory framework governing a relevant market may impact the Parties’ operational plans, cooperation structure, and/or business plans for such market. Any such changes in the regulatory framework may need to be addressed in the applicable Commercial Agreement or by the Steering Committee; and
(b)The Parties will in good faith discuss and adopt as necessary (as agreed by the Parties in writing) changes to their operational plans, cooperation structure, and/or business plans based on any future development of the eVTOL market or regulatory framework. This includes vehicle manufacturing quality and reliability, vehicle manufacturing process, operation requirements, performance requirements, certification, product liability and other legal obligations.
(c)This Umbrella Agreement (and any applicable Ancillary Agreement) will be amended no later than [*****] months prior to the anticipated Commercial Launch to set forth binding commercial objectives and operational service-level agreements for the first full year of commercialization. Thereafter, the Parties will agree to further modifications to the commercial objectives of the Program through the Steering Committee no less than on an annual basis.
[*****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL

17.MISCELLANEOUS
17.1Governing Law; Venue and Jurisdiction. This Umbrella Agreement and all Ancillary Agreements shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof that would require the application of the laws of any other jurisdiction. The state and federal courts sitting in the Borough of Manhattan in New York, New York have exclusive jurisdiction over any dispute or controversy regarding this Umbrella Agreement or the Ancillary Agreements, and each Party irrevocably submits to the personal jurisdiction of such courts.
17.2Order of Precedence. In the event of an inconsistency or conflict between this Umbrella Agreement and any Ancillary Agreement, the following order of precedence shall govern and control: (a) this Umbrella Agreement and (b) each Ancillary Agreement; provided, however, that to the extent that an Ancillary Agreement expressly identifies the terms and conditions in this Umbrella Agreement intended to be overridden by such Ancillary Agreement, then the conflicting provision in such Ancillary Agreement shall be effective only with respect to that specific Ancillary Agreement and shall not have any force or effect on any of the other Ancillary Agreements or on this Umbrella Agreement generally.
17.3Force Majeure. No Party will be in breach of this Umbrella Agreement or any Ancillary Agreement if there is a delay, failure, omission, or impossibility of performance by it of any of its obligations hereunder as a direct result of an event of Force Majeure. The obligations of the Party affected by Force Majeure under this Umbrella Agreement or any Ancillary Agreement will be suspended during such period and to the extent that such Party is prevented or hindered from complying therewith by an event of Force Majeure. The Party affected by Force Majeure will notify the other Party promptly in writing of the commencement and cessation of such circumstances giving rise to the event of Force Majeure. As soon as possible after the commencement of any event of Force Majeure, the affected Party will furnish the other Party with full particulars on the anticipated effect on its obligations and responsibilities under this Umbrella Agreement and each Ancillary Agreement, and the Parties will convene the Steering Committee to discuss the situation and seek resolution pursuant to Section 9 above.
17.4Injunctive Relief. Any breach or threatened breach of a Party’s obligations under Sections 3, 7, or 9.3 of this Umbrella Agreement (including a Party’s obligation to protect the Confidential Information of the other Party) could cause irreparable harm to the non-breaching Party, and monetary damages in such event would be inadequate to compensate. Accordingly, it is understood and agreed that in addition to such monetary relief as may be recoverable by law, the non-breaching Party may be entitled to such temporary, preliminary, and/or permanent injunctive relief as may be necessary to restrain any continuing or further breach by the breaching Party, without posting any bond.
17.5Independent Contractor. Each Party agrees that its relationship with the other is that of an independent contractor and nothing in this Umbrella Agreement or any Ancillary Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Neither Party nor such Party’s employees are, or shall be deemed for any purpose to be, employees of the other Party. Neither Party shall be responsible to the other Party, the other Party’s employees, or any governing body for any payroll-related, unemployment insurance premiums, worker’s compensation, health care, pension plan contributions, taxes related to the performance or other similar responsibilities.
17.6Assignment. Neither Party may assign this Umbrella Agreement or any Ancillary Agreement or any of its rights or obligations hereunder or thereunder, in whole or in part, without the

CONFIDENTIAL
prior written consent of the other Party. Any purported assignment without such consent shall be void and of no effect. Subject to the foregoing sentence, this Umbrella Agreement and all Ancillary Agreements will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.
17.7Severability. The invalidity or unenforceability of any provision of this Umbrella Agreement and each Ancillary Agreement shall not affect the validity or enforceability of any other provision of this Umbrella Agreement and each Ancillary Agreement. If any provision of this Umbrella Agreement or any Ancillary Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Umbrella Agreement and each Ancillary Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
17.8Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered or sent if delivered in person or sent by e-mail or facsimile transmission (provided that confirmation of receipt of the e-mail or facsimile transmission is obtained, as applicable); (ii) on the fifth (5th) business day after dispatch by registered or certified mail; or (iii) on the next business day if transmitted by national overnight courier, in each case as follows (or at such other address for a Party as shall be specified by like notice):
If to Joby:
Joby Aero, Inc.
2155 Delaware Avenue, Suite 225
Santa Cruz, CA 95060
Attn: Legal

with copies (which shall not constitute notice), to:
Holland & Knight, LLP
1650 Tysons Boulevard, Suite 1700
Tysons, VA 22102
Attention: David S. Cole, Esq.
Email:      david.cole@hklaw.com

If to Delta:
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30354
Attn: Chief Legal Officer
with copies (which shall not constitute notice), to:
Eversheds-Sutherland (US) LLP
999 Peachtree Street NE
Atlanta, GA 30309

CONFIDENTIAL

Attention: Brian Murphy, Esq.
Email:      BrianMurphy@eversheds-sutherland.us

17.9Integration; Amendment. This Umbrella Agreement (together with all exhibits and all Ancillary Agreements) represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Umbrella Agreement and each Ancillary Agreement may not be amended or modified except by a written agreement executed by the Parties or their respective successors and legal representatives.
17.10Compliance with Law; Export; Import.
(d)Compliance with Law. Each Party will comply with all applicable United States, foreign and local laws and regulations, including anti-corruption laws, export controls, and import laws and regulations.
(e)Export. Each Party is responsible for its own compliance with applicable export laws and regulations and for obtaining all necessary authorizations (including licenses, permits and approvals) prior to exporting or re-exporting, directly or indirectly, the items, information, software and/or services pursuant to this Umbrella Agreement and any applicable Ancillary Agreement. Each Party is required to ensure that its respective employees, agents, and contractors are appropriately authorized to receive any “deemed” exports of technology, software and/or services. The Parties shall not export, re-export or transfer any product, technology or services under this Umbrella Agreement or any Applicable Ancillary Agreement to: (i) a military end-user or for a military end-use; (ii) any country subject to an embargo by the U.S. government (currently as of the Effective Date, the Crimea, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria); and (iii) any individual or entity that is identified on a restricted or denied parties lists administered by the U.S. government.
(f)Anti-corruption. The Parties will comply with all applicable anti-corruption laws, including the U.K. Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act 1977, and will not pay or give, offer or promise to pay or give, or authorize the promise, payment or giving directly or indirectly of any monies or anything of value to any person or firm, including those employed by or acting for or on behalf of any governmental customer, any government official or employee, any political party, any employee of any political party, any member of a ruling or royal family, or any candidate for political office for the purpose of inducing or rewarding any favorable action in any matter related to the subject of this Umbrella Agreement or any Ancillary Agreement.
17.11Waiver. The waiver by either Party of a breach of or a default under any provision of this Umbrella Agreement shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Umbrella Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.
17.12Counterparts. This Umbrella Agreement and each Ancillary Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.
17.13Language of the Agreement. The Parties acknowledge and confirm that they have requested that this Umbrella Agreement and each Ancillary Agreement, as well as all notices and documents contemplated hereby, be drawn up in the English language only.

CONFIDENTIAL
17.14Interpretation. For purposes of this Umbrella Agreement and each Ancillary Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Umbrella Agreement or the applicable Ancillary Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Umbrella Agreement or an Ancillary Agreement: (i) to Articles or Sections mean the articles or sections of this Umbrella Agreement or such Ancillary Agreement, as applicable; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Umbrella Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party. Section headings contained in this Umbrella Agreement or any Ancillary Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Umbrella Agreement or any Ancillary Agreement. All terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect at the relevant time.
[remainder of page blank]

CONFIDENTIAL
IN WITNESS WHEREOF, the Parties hereto have executed this Umbrella Agreement as of the Effective Date.

JOBY AERO, INC.	DELTA AIR LINES, INC.
By: /s/ JoeBen Bevirt	By: /s/ Michelle R. Horn
Name: JoeBen Bevirt	Name: Michelle R. Horn
Title: Chief Executive Officer	Title: Chief Strategy Officer & SVP
JOBY AVIATION, INC.
By: /s/ JoeBen Bevirt
Name: JoeBen Bevirt
Title: Chief Executive Officer